EXHIBIT 4.11

                             TravelnStore.com, Inc.
                                Bridge Loan Note

This Note is issued by TravelnStore.com, a California Corporation.

General Description.

This note has a face amount of $25,000 and shall bear interest at 8 percent from the date of subscription. It will mature the later of 90 days from date of issuance or no more than 30 days from the closing date of the initial public offering of stock by TravelnStore.com, Inc., at which time the principal, accrued interest and stock bonus will be due.

Stock Bonus.

As  additional  consideration  for the  Noteholder  to make the  loan  evidenced herein, TravelnStore.com, Inc. will issue to Noteholder, or Noteholders designee(s), 5,000 shares of the common stock of TravelnStore.com, Inc. Said stock is subject to Rules 144 and 237 of the Securities and Exchange Commission prohibiting the sale of said shares for one year from the date of investment

Subordination.

This Note is a general obligation of the Issuer. It will be subordinate to any debt senior in status.

No Third Party Guaranty.

No third party has, is, or is expected to guarantee the repayment of this Note or any interest accrued or due.

Security.

This Note is a general obligation of the Issuer. No interest in any property, either personal or real, is being pledged or assigned as collateral or security for this Note.

Jurisdiction.

Any dispute arising from the granting or repayment of this Note shall be adjudicated in the County of Ventura, State of California.

Attorney Fees.

Should any action be required to enforce the provisions of this Note, the prevailing party shall be entitled to reasonable attorney fees and costs.

In exchange for $25,000, receipt hereby acknowledged, TravelnStore.com, Inc. issues this Note to___________________________________________, this ____ day of
___________, 2000.


     /s/ Jim Tyner
---------------------
Jim Tyner,
Chairman
TravelnStore.com, Inc.